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                                                                    Exhibit 99.1


April 19, 2000

Wachovia Announces First Quarter Results; Operating Earnings Per Share $1.30, Up
10.2 Percent

Wachovia Corporation (NYSE: WB) today announced operating earnings of $1.30 per diluted share in the first quarter of 2000, up 10.2 percent from $1.18 per share a year earlier. First quarter operating net income rose 8.7 percent to $264.5 million compared with $243.2 million a year earlier. Total revenue rose 15.6 percent during the quarter. Annualized returns on equity and assets were 18.60 percent and 1.56 percent, respectively. These results include the effect of acquisitions completed early in first quarter 2000 of B C Bankshares Inc. and the credit card portfolio of Partners First Holdings LLC. Operating earnings for the quarter exclude merger-related expenses and a previously announced litigation settlement. Including these expenses, net income for the first quarter of 2000 was $244.7 million or $1.20 per diluted share.

"Wachovia achieved strong earnings growth for the quarter as loan volumes steadily increased despite a rising interest rate environment," said L.M. Baker Jr., chairman and chief executive officer. "Fee income increased more than 40 percent compared with last year, benefitting from acquisitions and excellent gains in investment services. Wachovia is continuing to execute its strategy of aligning businesses to focus on growth opportunities while exercising disciplined expense management."

Wachovia Corporation (WB)                              First Quarter
Financial Summary *                              2000        1999       Change
Operating net income ($ millions)              $264.5      $243.2         8.7%
Operating earnings per diluted share            $1.30       $1.18        10.2%
Total revenues ($ millions) **               $1,099.6      $951.5        15.6%
Return on equity                               18.60%      18.31%      29 b.p.
Return on assets                                1.56%       1.51%       5 b.p.

* excludes nonrecurring                ** excludes loan loss provision
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charges                                and securities sales

Total revenues rose $148.1 million or 15.6 percent for the three months from a year earlier. Taxable equivalent net interest income was up $11 million or 2 percent for the quarter. Adjusted for the impact of securitization transactions, taxable equivalent net interest income was up approximately $38 million or 6 percent. Loan growth averaged 9.3 percent, a $4.3 billion increase from the first quarter of 1999, driven by a higher volume of commercial loans. Total other operating revenue, excluding acquisitions, advanced approximately 12 percent for the quarter largely from investment fees, credit card income, deposit service charges, processing revenues on securitized receivables and electronic banking.

The provision for loan losses was $73.7 million for the three months, decreasing $7 million or 8.6 percent from the comparable 1999 period. Net loan losses were $73.3 million, which represented .58 percent of average loans for the quarter, down $7 million or 8.7 percent from the 1999 first quarter. Excluding credit cards, net loan losses were .18 percent of loans for the quarter. Nonperforming assets comprised .48 percent of loans and foreclosed property and increased $22 million from the preceding quarter, primarily due to the deterioration of one commercial loan.

Noninterest expense, excluding nonrecurring charges, was higher by $117.6 million or 23.9 percent for the first quarter. Excluding expenses added by acquisitions, noninterest expense rose approximately 4 percent during the quarter. Expense increases were concentrated in occupancy costs, depreciation of computers and related equipment, amortization of intangible assets and marketing expense.